Exhibit (d)(29) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Amendment #1 to EXHIBIT B

to the

Investment Advisory Contract

Federated Kaufmann Large Cap Fund

This Amendment #1 to Exhibit B to the Investment Advisory Contract between Federated Equity Management Company of Pennsylvania and Federated Equity Funds, approved at a board meeting on November 14, 2013, shall become effective on December 30, 2013.

For all services rendered by Adviser hereunder, the above-named Fund of the Federated Equity Funds shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .75% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of December, 2013.

FEDERATED EQUITY FUNDS

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED EQUITY MANAGEMENT

COMPANY OF PENNSYLVANIA

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President and CEO